Exhibit 5.1

Citigroup Center
153 East 53rd Street
New York, New York 10022

212 446-4800	Facsimile: 212 446-4900

www.kirkland.com

November 18, 2005

RBC Bearings Incorporated
One Tribology Center
Oxford, Connecticut 06478

Registration Statement on Form S-8

Ladies and Gentlemen:

We are providing this letter in our capacity as special counsel to RBC Bearings Incorporated, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8, filed with the Commission on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) covering the proposed issuance of up to 1,858,286 shares of common stock of the Company, par value $0.01 per share (the “Shares”), pursuant to the RBC Bearings Incorporated 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), the RBC Bearings Incorporated Amended and Restated 2001 Stock Option Plan (the “2001 Plan”) and the RBC Bearings Incorporated 1998 Stock Option Plan (the “1998 Plan” and together with the 2005 Plan and the 2001 Plan, the “Plans”).

For purposes of this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion, including: (i) the Company’s Amended and Restated Certificate of Incorporation; (ii) the Company’s Amended and Restated Bylaws (the “Bylaws”); (iii) certain resolutions adopted by the Company’s board of directors; (iv) the 2005 Plan; (v) the 2001 Plan; (vi) the 1998 Plan and (vii) the forms of Stock Option Agreements entered into in connection with the Plans.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and

London	Los Angeles	Munich	New York	San Francisco	Washington, D.C.

delivery of all documents by the parties thereto.  We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the assumptions and limitations stated in this letter, it is our opinion that the Shares are duly authorized and, when (i) the Registration Statement related to the Shares becomes effective under the Act, (ii) the Shares have been duly issued in accordance with the terms of the Plans upon receipt of the consideration to be paid therefor (assuming in each case the consideration received by the Company is at least equal to $0.01 per share), and (iii) the certificates representing the Shares comply as to form with the Bylaws and the Delaware General Corporation Law and bear all necessary signatures and authentications, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except Delaware corporate law (including the statutory opinions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We have relied without independent investigation upon an assurance from the Company that the number of Shares which the Company is authorized to issue in its Amended and Restated Certificate of Incorporation exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuances in connection with the Plans by at least the number of Shares which may be issued in connection with the Plans, and we have assumed that such condition will remain true at all future times relevant to this opinion. We have assumed that the Company will cause certificates representing Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the issuances of such Shares. Our opinion assumes that the Registration Statement related to the Shares will become effective under the Act before any Shares covered by such Registration Statement are sold.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP